UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 30, 2013

TeleTech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-11919 (Commission File Number)	84-1291044 (I.R.S. Employer Identification Number)

9197 S. Peoria Street, Englewood, CO	80112-5833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-397-8100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2013, the Board of Directors of TeleTech Holdings, Inc. (the “Company”) appointed Tracy L. Bahl to fill a vacancy on the Board of Directors, effective July 31, 2013 for a term ending at the next regularly scheduled Annual Shareholders Meeting.  Mr. Bahl’s appointment to committees of the Board of Directors will be determined at the Board meeting in September 2013.

Mr. Bahl, 51, has over 25 years of experience in the healthcare industry and is a recognized expert in healthcare services strategy and economics.  Since 2007, Mr. Bahl has served as a special advisor to General Atlantic and its portfolio companies, including since February 2013 as a member of the Board of Directors of MedExpress, a chain of urgent care service centers throughout the United States; and between 2008 and 2011 as the Executive Chairman for Emdeon, a provider of health information exchange and revenue cycle management solutions.  Between 1998 and 2007, Mr. Bahl held various senior executive positions as part of UnitedHealth Group, including between 2004 and 2007 as the Chief Executive Officer of Uniprise, a $7 billion division of UnitedHealth Group; between 2002 and 2004 as Chief Marketing Officer for UnitedHealth Group; and between 1998 and 2002 as the President of Uniprise Strategic Solutions.  Prior to his career with UnitedHealth Group, Mr. Bahl was an executive with CIGNA Healthcare.  In addition to his current affiliation with General Atlantic, Mr. Bahl also serves as a healthcare advisor to Castlight Health and L.E.K.Consulting; he also serves as a Trustee and Vice Chairman of the Board of Trustees for Gustavus Adolphus College, in St. Peter, MN.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated July 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TeleTech Holdings, Inc.
(Registrant)

Date: July 30, 2013	By:	/s/ Margaret B. McLean
Margaret B. McLean, Senior Vice President, General Counsel & Corporate Secretary